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                                                                     EXHIBIT 5

                                June 30, 1995

Associates First Capital Corporation
250 East Carpenter Freeway
Irving, TX  75062

Attention:  Board of Directors

Re:  Associates First Capital Corporation
     Registration Statement on Form S-3

Gentlemen:

I am Assistant General Counsel of Associates First Capital Corporation (the "Company"). In that capacity I have acted as counsel for the Company in connection with the preparation and filing of a Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on or about June 30, 1995. Pursuant to the Registration Statement, up to $300,000,000 aggregate principal amount of Notes of the Company, issuable from time to time pursuant to the Indenture dated as of June 15, 1995, between the Company and First Interstate Bank of Texas, N.A., as Trustee (the "Indenture"), are being registered for offering and sale to the public by designated underwriters and/or selling agents. Please be advised I am of the opinion that:

1. The Indenture, when duly authorized by appropriate corporate action and duly executed, will have been duly authorized, executed and delivered by the Company, and will constitute a valid and legally binding obligation of the Company, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and general equitable principles; and

2. When the issuance of Notes has been duly authorized by appropriate corporate action and when such Notes have been duly executed, authenticated and delivered in the form pursuant to and in accordance with the Indenture and sold as described in the Registration Statement, including the Prospectus and any Prospectus Supplement relating to such Notes, such Notes will be legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and general equitable principles.

I hereby consent that the foregoing opinion may be filed as an exhibit to the above referenced Registration Statement. I further consent to the use of my name in the Registration Statement and the Prospectus related thereto.


                              Very truly yours,


                              /s/ Timothy M. Hayes
                              Timothy M. Hayes
                              Assistant General Counsel